As filed with the Securities and Exchange Commission on March 26, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CYPRESS SEMICONDUCTOR CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	94-2885898
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

198 Champion Court

San Jose, CA 95134

(408) 943-2600

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

T.J. Rodgers

President and Chief Executive Officer

Cypress Semiconductor Corporation

198 Champion Court

San Jose, CA 95134

(408) 943-2600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Todd Cleary, Esq.

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, CA 94304

(650) 493-9300

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	2,557,524 shares	$5.3647	$13,720,349.00	$1,594.30

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement shall also cover any additional shares of common stock resulting from stock splits, stock dividends or similar transactions.
(2)	Based on the weighted average exercise price per share of options granted under the Spansion Inc. 2010 Equity Incentive Award Plan for the shares registered hereby. Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h)(1) under the Securities Act of 1933.

PROSPECTUS

CYPRESS SEMICONDUCTOR CORPORATION

2,557,524 Shares

Common Stock

Issuable under the Spansion Inc. 2010 Equity Incentive Award Plan

We are offering an aggregate of 2,557,524 shares of our common stock issuable upon the exercise of certain options issued under the Spansion Inc. 2010 Equity Incentive Award Plan, as amended, or the “Plan.”

Our common stock is traded on the NASDAQ Global Select Market under the symbol “CY.” On March 25, 2015, the last reported sale price of our common stock on the NASDAQ Global Select Market was $14.43 per share.

Investing in our common stock involves a high degree of risk. You should carefully read and consider the risk factors described in, and incorporated by reference under, “Risk Factors” beginning on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 26, 2015.

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ABOUT THIS PROSPECTUS

You should rely only on the information contained and incorporated by reference into this prospectus or in any prospectus supplement. We have not authorized anyone to provide information or to make representations not contained in this prospectus. You must not rely on any unauthorized information or representation. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date of this prospectus or any prospectus supplement, or that the information contained in any document incorporated by reference into this prospectus or any prospectus supplement is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any prospectus supplement or any sale made under this prospectus.

This prospectus may be supplemented from time to time by one or more prospectus supplements. Any such prospectus supplements may include additional or different information, such as additional or different risk factors or other special considerations applicable to us or our business, financial condition or results of operations. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information contained in the prospectus supplement.

This prospectus is neither an offer to sell nor a solicitation of an offer to buy any securities other than those registered by this prospectus, nor it is an offer to sell or a solicitation of an offer to buy securities where an offer or solicitation would be unlawful.

Unless the context requires otherwise, references in this prospectus to “Cypress,” “the Company,” “we,” “us” and “our” refer to Cypress Semiconductor Corporation, a Delaware corporation, and our consolidated subsidiaries. This prospectus, including the documents incorporated by reference, contains references to a number of trademarks that are our registered trademarks or those of our affiliates, or trademarks for which we or our affiliates have pending registration applications or common law rights. This prospectus may also include trade names, trademarks and service marks of other companies and organizations.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that involve substantial risks and uncertainties, including, but not limited to, statements related to: our manufacturing strategy; the expected costs related to our merger with Spansion; our ability to execute on planned synergies with the merger; our expectation regarding dividends and stock repurchases; our expectations regarding future technology transfers and other licensing arrangements; our expectations regarding the timing and cost of our restructuring liabilities; our expectations regarding our active litigation matters; our intention to appeal the GSI ruling and our intent to defend ourselves in those matters; the competitive advantage we believe we have with our patents as well as our proprietary programmable technologies and programmable products; our backlog as an indicator of future performance; the risk associated with our yield investment agreements; our foreign currency exposure and the impact exchange rates could have on our operating margins; the adequacy of our cash and working capital positions; the value and liquidity of our investments, including auction rate securities and our other debt investments; our ability to recognize certain unrecognized tax benefits within the next twelve months as well as the resolution of agreements with various foreign tax authorities; our investment strategy; the impact of interest rate fluctuations on our investments; the volatility of our stock price; the adequacy of our real estate properties; the utility of our non-GAAP reporting; the adequacy of our audits; the potential impact of our indemnification obligations and the impact of new accounting standards on our financial statements. We use words such as “plan,” “anticipate,” “believe,” “expect,” “future,” “intend” and similar expressions to identify forward-looking statements. Such forward-looking statements are made as of the date hereof and are based on our current expectations, beliefs and intentions regarding future events or our financial performance and the information available to management as of the date hereof. Our actual results could differ materially from those expected, discussed or projected in the forward-looking statements contained in this prospectus for any number of reasons, including, but not limited to: the state and future of the general economy and its impact on the markets and consumers we serve and our investments; our ability to timely deliver our proprietary and programmable technologies and products; current credit conditions; our ability to expand our customer base; our ability to transform our business with a leading portfolio of programmable products; the number and nature of our

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competitors; the changing environment and/or cycles of the semiconductor industry; foreign currency exchange rates; our ability to efficiently manage our manufacturing facilities and achieve our cost goals emanating from our flexible manufacturing strategy; our ability to achieve our goals related to our restructuring activities; our success in our pending litigation matters; our ability to manage our investments and interest rate and exchange rate exposure; changes in the law; the results of our pending tax examinations; our ability to achieve liquidity in our investments; the failure or success of our Emerging Technology division and/or the materialization of one or more of the risks set forth above or incorporated by reference into this prospectus.

This list of risks and uncertainties, however, is only a summary of some of the most important factors and is not intended to be exhaustive. You should carefully review the discussion of the risks and uncertainties described in, and incorporated by reference under, “Risk Factors” beginning on page 2 of this prospectus and in any prospectus supplement, as well as in the documents we file from time to time with the Securities and Exchange Commission (the “SEC”), which are incorporated herein by reference. These forward-looking statements speak only as of the date of this prospectus. We expressly disclaim any obligation or undertaking to update the forward-looking statements, and the estimates and assumptions associated with them, except to the extent required by applicable securities laws. You should however, review additional disclosures we make in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in our common stock. You should read the following summary together with the more detailed information regarding our company, the common stock being offered hereby, and our financial statements and notes thereto incorporated by reference in this prospectus.

Our Company

We deliver high-performance, mixed-signal, programmable solutions that provide customers with rapid time-to-market and exceptional system value. Our offerings include our flagship PSoC® 1, PSoC 3, PSoC 4 and PSoC 5LP programmable system-on-chip families. We are the world leader in capacitive user interface solutions including CapSense® touch sensing, TrueTouch® touchscreens, and trackpad solutions for notebook PCs and peripherals. We are also a significant participant in Universal Serial Bus (USB) controllers, which enhance connectivity and performance in a wide range of consumer and industrial products. We are also the world leader in static random access memory (SRAM) and nonvolatile RAM memories. We serve numerous major markets, including industrial, mobile handsets, consumer, computation, data communications, automotive, and military.

In March 2015, we consummated our merger with Spansion Inc. Spansion is a leading designer, manufacturer and developer of embedded systems solutions. Spansion’s flash memory, microcontroller, analog and mixed-signal products drive the development of high performance, intelligent and energy-efficient electronics. The embedded markets focused on by Spansion are transportation, industrial, consumer, communications and gaming. These markets are generally characterized by longer design and product life cycles, stable pricing, more predictable supply-demand outlook and lower capital investments.

Within this embedded industry, Spansion serves a well-diversified customer base through a predominantly differentiated, non-commodity, service oriented model that strives to meet customers’ needs. Spansion’s embedded solutions are incorporated in products manufactured by leading OEMs. Spansion has many years of experience refining its product and service strategy to address market requirements and deliver high-quality products.

Cypress was incorporated in California in December 1982. The initial public offering took place in May 1986, at which time our common stock commenced trading on the NASDAQ National Market. In February 1987, we were reincorporated in Delaware. Our stock is listed on the NASDAQ Global Select Market under the ticker symbol “CY”.

Our corporate headquarters are located at 198 Champion Court, San Jose, California 95134, and our main telephone number is (408) 943-2600. We maintain a website at www.cypress.com . The contents of our website are not incorporated into, or otherwise to be regarded as part of, this prospectus.

The Offering

We are registering the issuance of up to an aggregate of 2,557,524 shares our common stock upon the exercise of options under the Plan held by persons whose services to Spansion and its subsidiaries ceased upon the consummation of the merger. We will receive proceeds from the exercise of options by these optionholders. See “Use of Proceeds” beginning on page 5.

RISK FACTORS

Investing in our common stock involves risks. Before deciding to invest in our common stock, please read carefully the risks and uncertainties described below and incorporated by reference in this prospectus or any prospectus supplement. These risks and uncertainties include those discussed in our Annual Report on Form 10-K for the fiscal year ended December 28, 2014 and which may be updated, supplemented or superseded by the risks and uncertainties described in the reports we subsequently file with the Securities and Exchange Commission. See “Incorporation by Reference” and “Where You Can Find More Information” on page 8. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any of these risks or uncertainties described in this prospectus or our SEC filings or any such additional risks and uncertainties actually occur, our business, results of operations, cash flows and financial condition could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment. Please also see “Cautionary Statement Regarding Forward-Looking Statements” beginning on page ii.

Risks Related to the Merger with Spansion

Failure to successfully integrate the businesses of Cypress and Spansion in the expected time-frame may adversely affect the combined company’s future results.

Cypress and Spansion entered into a merger agreement with the expectation that the merger will result in various benefits, including certain cost savings and operational efficiencies or synergies. To realize these anticipated benefits, the businesses of Cypress and Spansion must be successfully integrated. The integration may be complex and time consuming and may require substantial resources and effort. The management of the combined company may face significant challenges in consolidating the operations of Cypress and Spansion, integrating the two companies’ technologies, procedures, and policies, as well as addressing the different corporate cultures of the two companies. If the companies are not successfully integrated, the anticipated benefits of the merger may not be realized fully or at all, or may take longer to realize than expected.

Customer uncertainties related to the merger could adversely affect the businesses, revenues and gross margins of Cypress, Spansion and the combined company.

Due to ongoing uncertainty about the merger, customers of the combined company may delay or defer purchasing decisions or elect to switch to other suppliers. In particular, prospective customers could be reluctant to purchase the products and services of the combined company due to uncertainty about the direction of the combined company’s offerings and willingness to support existing products. To the extent that the merger creates uncertainty among those persons and organizations contemplating purchases such that customers delay, defer or change purchases in connection with the merger, the revenues of the combined company would be adversely affected. Customer assurances may be made to address customer uncertainty about the direction of the combined company’s product and related support offerings, which may result in additional obligations of the combined company. As a result of any of these actions, quarterly revenues and net earnings of the combined company could be substantially below expectations of market analysts and a decline in the stock price could result.

The combined company must continue to retain, recruit, and motivate executives and other key employees, and failure to do so could negatively affect the combined company.

For the merger to be successful, the combined company must continue to retain, recruit, and motivate executives and other key employees for the benefits of the transaction to be fully realized. Employees of the combined company may experience uncertainty about their future roles with the combined company until, or even after, strategies with regard to the combined company are announced and executed. The potential distractions related to the merger may adversely affect the ability of the combined company, to keep executives and other key employees focused on business strategies and goals, to address other important personnel matters and to retain them at all. A failure by the combined company, to attract, retain, and motivate executives and other key employees during the period prior to or after the completion of the merger could have a negative impact on their respective businesses.

The unaudited pro forma condensed combined financial information incorporated by reference into this prospectus may not be indicative of what the combined company’s actual financial position or results of operations would have been.

The unaudited pro forma condensed combined financial information incorporated by reference into this prospectus is presented solely for illustrative purposes and is not necessarily indicative of what the combined company’s actual financial position or results of operations would have been had the merger been completed on the dates indicated. This unaudited pro forma condensed combined financial information reflects adjustments that were developed using preliminary estimates based on available information and various assumptions, and may be revised as additional information becomes available. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments incorporated by reference into this prospectus.

The market price for shares of the combined company’s common stock may be affected by factors different from those affecting the market price for shares of Cypress common stock and Spansion common stock prior to the merger.

Although in operating in the semiconductor industry the combined company will generally be subject to the same risks that each of Cypress and Spansion currently face, those risks may affect the results of operations of the combined company differently than they could affect the results of operations of each of Cypress and Spansion as separate companies. Additionally, the results of operations of the combined company may be affected by additional or different factors than those that previously affected the results of operations of Cypress and Spansion, including, but not limited to, complexities associated with managing the larger, more complex, combined business; integrating personnel from the two companies while maintaining focus on providing products and services; and potential performance shortfalls resulting from the diversion of management’s attention caused by integrating the companies’ operations.

Volatility in supply and demand conditions for the combined company’s products could materially and negatively impact the business of the combined company.

The semiconductor industry has historically been characterized by wide fluctuations in the demand for, and supply of, semiconductors. Demand for products of the combined company will depend in large part on the continued growth of various electronics industries that use their products, including, but not limited to:

•	consumer electronics, including mobile handsets, tablets, and notebook PC’s;

•	automotive electronics and industrial controls;

•	computers and computer-related peripherals;

•	memory products; and

•	networking equipment.

Any downturn, shift in product launch schedules or reduction in the growth of these industries could seriously harm the business, financial condition and results of operations of the combined company.

The combined company may not be able to adequately protect or enforce its intellectual property rights, which could harm its competitive position.

The combined company’s success and future revenue growth will depend, in part, on its ability to protect its intellectual property. The combined company will primarily rely on patent, copyright, trademark and trade secret laws, as well as nondisclosure agreements and other methods, to protect its proprietary technologies and processes. It is possible that competitors or other unauthorized third parties may obtain, copy, use or disclose proprietary technologies and processes, despite efforts by the combined company to protect its proprietary technologies and processes. While the combined company will hold a significant number of patents, there can be no assurances that any additional patents will be issued. Even if new patents are issued, the claims allowed may not be sufficiently broad to protect the combined company’s technology. In addition, any of the combined company’s existing patents, and any future patents issued to the combined company, may be challenged, invalidated or circumvented. As such, any rights granted under these patents may not provide the combined company with meaningful protection. The combined company may not have foreign patents or pending applications corresponding to its U.S. patents and applications. Even if foreign patents are granted, effective enforcement in foreign countries may not be available. If the combined company’s patents do not adequately protect its technology, competitors may be able to offer products similar to the combined company’s products. The combined company’s competitors may also be able to develop similar technology independently or design around its patents.

Failure to develop, introduce and sell new products or failure to develop and implement new technologies, could adversely impact the financial results of the combined company.

The semiconductor industry is a highly competitive, quickly changing environment marked by rapid obsolescence of existing products. Success of the combined company will depend on its ability to develop and introduce new products and software platforms that customers choose to buy. The new products the market requires tend to be increasingly complex, incorporating more functions and operating at faster speeds than old products. Increasing complexity generally requires smaller features on a chip, making manufacturing new generation products substantially more difficult as compared to prior generations. If the combined company fails to introduce new product designs or technologies in a timely manner or if customers do not successfully introduce new systems or products incorporating products of the combined company, the business, financial condition and results of operations of the combined company could be materially harmed.

Dependency upon third parties to manufacture, distribute and generate a significant portion of product sales could seriously harm financial performance of the combined company.

The combined company relies on independent contractors to manufacture and assemble many of their products. A shortage in foundry manufacturing capacity could hinder the combined company’s ability to meet demand for its products or result in wafer price increases, both of which could adversely affect the combined company’s operating results. Additionally, a significant portion Cypress’s and Spansion’s sales are through independent distributors. The combined company may rely on many distributors to assist in creating customer demand, providing technical support, filling customer orders, stocking products and other value-added services to its customers. The combined company may face ongoing business risks due to reliance on such distributors to create and maintain customer relationships where the combined company has a limited or no direct relationship.

The semiconductor industry is prone to intellectual property litigation.

As is typical in the semiconductor industry, each of Cypress and Spansion is frequently involved in disputes regarding patent and other intellectual property rights. Each of Cypress and Spansion has in the past received, and the combined company may in the future receive, communications from third parties asserting that certain of its products, processes or technologies infringe upon their patent rights, copyrights, trademark rights or other intellectual property rights, and the combined company may also receive claims of potential infringement if it attempts to license intellectual property to others. Defending these claims may be costly and time consuming, and may divert the attention of management and key personnel from other business issues. Claims of intellectual property infringement also might require the combined company to enter into costly royalty or license agreements. The combined company may be unable to obtain royalty or license agreements on acceptable terms. Resolution of whether any of the products or intellectual property of the combined company has infringed on valid rights held by others could adversely affect the results of operations or financial position and may require material changes in production processes and products.

General economic weakness and geopolitical factors may harm the combined company’s operating results and financial condition.

The results of operations of the combined company will be dependent to a large extent upon the global economy. Geopolitical factors such as terrorist activities, armed conflict or global health conditions that adversely affect the global economy may adversely affect the operating results and financial condition of the combined company.

USE OF PROCEEDS

We will receive proceeds from the sale of our common stock offered hereby upon the exercise of options issued to certain former service providers of Spansion or its subsidiaries under the Plan who did not become service providers of Cypress or its subsidiaries following the merger. The weighted average exercise price per share of the options held by these holders is $5.3647 per share. If all of the options issued under the Plan to the holders were exercised in full for cash, we would receive $13,720,349 in proceeds. We intend to use the proceeds from the exercise of such options for general corporate purposes, including working capital. See “Plan of Distribution.”

PLAN OF DISTRIBUTION

Subject to the terms of the applicable award agreement, the exercise price of the options held by a holder may be paid in cash or through a “sale to cover” program with a broker pursuant to which the broker only sells enough shares to cover the exercise price for the shares exercised plus any withholding tax obligations arising from the exercise. Until we issue the shares upon exercise of the options to the holder thereof, the holder will have no rights as a stockholder with respect to the underlying shares. The options for the shares offered hereby terminate in accordance with the terms of the option agreements provided under the Plan, unless they are exercised by the holder, except that the terms of certain of the options held by former senior executive officers of Spansion whose shares are being offered hereby will terminate in accordance with the applicable provisions of Spansion’s change of control agreements. The Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion is intended only as a summary of the general United States income tax laws in effect as of the date of this prospectus that apply to options granted under the Plan and the sale of the shares acquired upon exercise of the options. However, the federal, state and local tax consequences to any particular taxpayer will depend upon his or her individual circumstances. Accordingly, we strongly advise you to seek the advice of a qualified tax adviser regarding your participation in the Plan. Also, if any of the holders are not United States taxpayers, the taxing jurisdiction or jurisdictions which apply to you will determine the tax effect of your participation in the Plan.

The following discussion assumes that the per share exercise price of an option is less than the fair market value of a share on the date of exercise.

Non-Statutory Stock Options

If the holder was granted a nonstatutory stock option, the holder was not required to include an amount in income at the time of grant. However, upon the exercise of a nonstatutory stock option, the holder will have ordinary income to the extent the fair market value of the shares on the date of exercise (and any cash) received is greater than the exercise price paid. However, Section 409A of the Code will require that nonstatutory stock options granted with an exercise price below the fair market value of the underlying stock as of the date of grant be taxable to you, if not exercised and taxed earlier in the year, on the last day of the calendar year in which any portion of such option became vested in an amount equal to the difference between the then fair market value of the underlying stock and the exercise price of such options. Section 409A of the Code would also require that in such a case (the exercise or vesting of a “discounted” stock option or stock appreciation right) you pay an additional federal (and potentially state) income tax. We strongly encourage holders to consult their tax, financial, or other advisor regarding the tax treatment of such options.

Any gain or loss recognized upon the sale or exchange of shares acquired by a holder generally will be treated as capital gain or loss and will be long-term or short-term depending on whether the holder held the shares for more than one year. The holding period for the shares will begin just after the time a holder recognizes income (though it could potentially begin sooner if the holder is taxed on the date of vesting with respect to stock discounted options, as described above). The amount of such gain or loss will be the difference between the amount realized by the holder upon the sale or exchange of the shares, and the value of the shares at the time the holder recognizes income.

Incentive Stock Options

Incentive stock options are intended to qualify for the special treatment available under Section 422 of the Code. Holders generally are not required to include any amount in income as a result of the grant or exercise of incentive stock options.

Any gain generally will be taxed at long-term capital gain rates if the holder sells shares purchased through the exercise of an incentive stock option:

•	more than two (2) years after the date of grant, and

•	more than one (1) year after the date of exercise.

However, if shares purchased through the exercise of an incentive stock option within the two-year or one-year holding periods described above, generally any gain up to the difference between the value of the Shares on the date of exercise and the exercise price will be treated as ordinary income. Any additional gain generally will be taxable at long-term or short-term capital gain rates, depending on whether the holding period for the Shares is more than one year.

If a holder disposes of Shares that are purchased through the exercise of an incentive stock option within either of the above holding periods in a transaction in which the holder would not recognize a loss (if sustained) (for example, a gift), the excess of the value of the shares on the exercise date over the exercise price will be treated as ordinary income.

Any loss recognized upon disposition of shares purchased through the exercise of an incentive stock option, whether before or after expiration of the two-year and one-year holding periods, will be treated as a capital loss. Such loss will be long-term or short-term depending on whether the holding period for the Shares is more than one year.

If a holder is subject to the alternative minimum tax, the rules that apply to incentive stock options described above do not apply. Instead, alternative minimum taxable income generally is computed under the rules that apply to nonstatutory stock options. Accordingly, if a holder holds incentive stock options and is subject to the alternative minimum tax, the holder should consult his or her tax adviser before exercising any incentive stock options.

Tax Rates

In general, the maximum marginal federal tax rate on long-term capital gains is 20% in 2015. Whether a holder’s long-term capital gain rate is the maximum rate depends on his or her annual income level and filing status (e.g., whether the holder is filing as a single taxpayer or married and filing a joint return). 2015 marginal federal long-term capital gain tax rates are as follows:

Taxable Income Level For Joint Returns:	Taxable Income Level For Single Returns:	Taxable Income Level For Separate Returns:	Long-Term Capital Gain Tax Rate
$0 - $74,900	$0 - $37,450	$0 - $37,450	0%
$74,900 - $464,850	$37,450 - $413,200	$37,450 - $232,425	15%
$464,850+	$413,200+	$232,425+	20%

A holder’s annual “net investment income”, as defined in section 1411 of the Code, may be subject to a 3.8% federal surtax, generally referred to as the Medicare Surtax. Net investment income may include capital gain and/or loss arising from the disposition of Shares subject to your Awards. Whether your net investment income will be subject to the Medicare Surtax will depend on your level of annual income and other factors.

In general, the maximum marginal federal tax rate on individual income is 39.6% in 2015. Whether a holder’s individual income tax rate is the maximum rate depends on his or her annual income level and filing status (e.g., whether the holder is filing as a single taxpayer or married and filing a joint return). The annual income levels subject to the maximum marginal federal income tax rate for 2015 are as follows:

Taxable Income Level For Joint Returns:	Taxable Income Level For Single Returns:	Taxable Income Level For Separate Returns:	Individual Income Tax Rate
$464,850+	$413,200+	$232,425+	39.6%

LEGAL MATTERS

The validity of the common stock offered by this prospectus has been passed upon for Cypress Semiconductor Corporation by Wilson Sonsini Goodrich & Rosati, P.C., Palo Alto, California.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Cypress Semiconductor Corporation for the year ended December 28, 2014 and the audited historical financial statements of Spansion Inc. and management’s assessment of the effectiveness of internal control over financial reporting included in Exhibit 99.1 of Cypress Semiconductor Corporation’s Current Report on Form 8-K dated March 11, 2015 (as amended by the Current Report on Form 8-K/A filed on March 24, 2015) have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act. Certain information in the registration statement has been omitted from this prospectus in accordance with the SEC’s rules and regulations. You should review the information and exhibits in the registration statement of which this prospectus forms a part for further information about us and the securities that are being offered by this prospectus. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement of which this prospectus forms a part or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to those filings. You should review the complete document to evaluate those statements.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information filed by us are available to the public free of charge at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.cypress.com. Other than as detailed in the section of this prospectus titled “Incorporation By Reference,” the information on our website and the SEC’s website is not incorporated by reference into this prospectus and you should not consider it part of this prospectus or any prospectus supplement, and any references to these websites or any other websites are inactive textual references only. You may also read and copy any document we file at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330.

INCORPORATION BY REFERENCE

The SEC permits us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Later information that we file with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed. This prospectus incorporates by reference the documents listed below that we previously filed with the SEC (excluding any portions of any Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K):

•	our Annual Report on Form 10-K for the fiscal year ended December 28, 2014, filed with the SEC on February 17, 2015;

•	our Current Report on Form 8-K filed with the SEC on March 12, 2015, as amended and filed with the SEC on March 24, 2015; and

•	the description of our common stock contained in our Registration Statement on Form 8-A dated August 30, 1988 filed pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating any such description.

In addition, we incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, (in each case, other than those documents or the portions of those documents not deemed to be filed) that are made between the initial filing date of the registration statement of which this prospectus is a part and the effectiveness of the registration statement, as well as between the date of this prospectus and until the offering of the securities under the registration statement of which this prospectus forms a part is terminated or completed.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus or any prospectus supplement hereto is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been or may be incorporated by reference into this prospectus or any prospectus supplement, except that exhibits to such documents will not be provided unless they are specifically incorporated by reference into such documents. Requests for such information should be directed to:

Cypress Semiconductor Corporation,

Attn: Investor Relations

198 Champion Court

San Jose, California 95134

(408) 943-2600

In addition, you may obtain a copy of these filings from the SEC as described above in the section entitled “Where You Can Find More Information.”

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth an estimate of the registrant’s expenses in connection with the issuance and distribution of the securities being registered hereby. All amounts are estimates except the SEC registration fee.

Amount
SEC Registration Fee	$1,594.30
Legal Fees and Expenses	$20,000
Accounting Fees and Expenses	$15,000
Miscellaneous	$5,000

Total	$41,594.30

Item 15. Indemnification of Directors and Officers.

Article X of Cypress’s certificate of incorporation provides that, to the fullest extent permitted by the Delaware General Corporation Law, as the same now exists or may hereafter be amended, a director shall not be personally liable to Cypress or its stockholders for monetary damages for breach of fiduciary duty as a director and that Cypress is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and other agents of Cypress in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to statutory and non-statutory limits created by applicable Delaware law with respect to actions for breach of duty to a corporation, its stockholders and others. The Delaware General Corporation Law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

Article VI of Cypress’s Bylaws provides that Cypress (i) shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Cypress) by reason of the fact that he is or was a director or officer of Cypress, or is or was serving at the request of Cypress as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, and (ii) may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Cypress) by reason of the fact that he is or was an employee or agent of Cypress, or is or was serving at the request of Cypress as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Cypress, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Bylaws provide that the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of Cypress, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

Article VI of Cypress’s Bylaws also provides that Cypress (i) shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Cypress to procure a judgment in its favor by reason of the fact that he is or was a director or officer of Cypress, or is or was serving at the request of Cypress as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, and (ii) may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Cypress to procure a judgment in its favor by reason of the fact that he is or was an employee or agent of Cypress, or is or was serving at the request of Cypress as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Cypress except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Cypress unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Cypress’s Bylaws also provide that, to the extent that a director or officer of Cypress has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith and to the extent that an employee or agent of Cypress has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, he may be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

Cypress’s Bylaws also permit Cypress to secure insurance on behalf of any officer, director, employee or agent of Cypress for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws would permit indemnification. Cypress currently maintains liability insurance for its officers and directors.

Item 16. Exhibits.

Exhibit Number	Description

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

23.1	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.3	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included on the signature page of this registration statement).

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, California, on this 26th day of March, 2015.

CYPRESS SEMICONDUCTOR CORPORATION

By:	/s/ Thad Trent
Thad Trent
Executive Vice President, Finance and Administration, and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature to this registration statement on Form S-3 appears below hereby constitutes and appoints T.J. Rodgers and Pamela Tondreau and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement (and any registration statement filed pursuant to Rule 462(b) under the Securities Act, as amended, for the offering which this Registration Statement relates), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ T.J. Rodgers	President, Chief Executive Officer and Director (Principal Executive Officer)	March 26, 2015
T.J. Rodgers

/s/ Thad Trent Thad Trent	Executive Vice President, Finance and Administration, and Chief Financial Officer (Principal Financial and Accounting Officer)	March 26, 2015

/s/ W. Steve Albrecht	Director	March 26, 2015
W. Steve Albrecht

/s/ Eric A. Benhamou	Director	March 26, 2015
Eric A. Benhamou

/s/ Raymond Bingham	Director	March 26, 2015
Raymond Bingham

/s/ John H. Kispert	Director	March 26, 2015
John H. Kispert

/s/ O.C. Kwon	Director	March 26, 2015
O.C. Kwon

/s/ Wilbert van den Hoek	Director	March 26, 2015
Wilbert van den Hoek

/s/ Michael Wishart	Director	March 26, 2015
Michael Wishart

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

23.1	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.3	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included on the signature page of this registration statement).